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                                EXHIBIT 4.1
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                          TEXAS INDUSTRIES, INC.

                            STOCK OPTION PLAN


     1. NAME. This Plan shall be known as the "Texas Industries, Inc. Stock Option Plan" (herein called the "Plan").

     2. PURPOSE. The purpose of the Plan is to promote the growth and general prosperity of Texas Industries, Inc. (the "Company") and its subsidiary corporations, if any, by permitting the Company to grant both incentive stock options ("ISO's") and nonqualified stock options ("NQSO's"; together with ISO's, herein called an "Option" or the "Options") to eligible key employees of the Company, or of any parent or subsidiary corporation of the Company (as defined in Section 425 of the Internal Revenue Code of 1986 (the "Code")), whether such parent and/or subsidiaries are currently existing or may hereafter be organized or acquired (herein called the "Affiliates"), to purchase shares of the common stock (the "Common Stock") of the Company. Such Options will be granted in order to attract and retain the best available individuals for positions of substantial responsibility and to provide such individuals with an additional incentive to contribute to the success of the Company. It is the further purpose of this Plan that the ISO's which are granted hereunder are intended to qualify as incentive stock options under
Section 422A of the Code.

     3. ADMINISTRATION. This Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the express provisions of the Plan, the Board shall have plenary authority, in is discretion, to determine the terms of all Options granted under the Plan (which need not be identical) including, without limitation, the purchase price of the shares covered by each Option, the individual to whom, and the time or times at which, Options shall be granted, the number of shares to be subject to each Option, whether the Option shall be an incentive stock option or a nonqualified stock option, when an Option can be exercised and whether in whole or in installments. In making such determinations, the Board may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Board in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Board shall have plenary authority to interpret the Plan, to prescribe and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Board on the matters referred to in this paragraph 3 shall be conclusive. Notwithstanding anything to the contrary contained herein, the Board may at any time, or from time to time, appoint a committee (the "Committee") of at least two members, who shall be members of the Compensation Committee of the Board (or such other members of the Board as the Board may designate), each of whom shall be a "disinterested person" (as defined in Rule 16b-3(d)(3) promulgated

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under the Securities Exchange Act of 1934 (the "Exchange Act")) and delegate to such Committee authority to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board, and shall be substituted for the Board, in the administration of the Plan, except that the Committee shall not have the power to determine whether shares reserved for issuance upon exercise of Options granted under the Plan shall be unissued or issued shares, to appoint members of the Committee, to terminate or to modify or amend the Plan. The Board may from time to time appoint members of any such Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may discharge the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such places and at such times as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of its members. Any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

     4. STOCK SUBJECT TO PLAN. Subject to the provisions of paragraph 13 hereof, the maximum number of shares which may be optioned and sold under the Plan as Options are One Million (1,000,000) shares of the authorized, but unissued, or reacquired Common Stock of the Company. In the event that any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Option but not purchased hereunder shall again be available to be granted as Options under this Plan.

     5. ELIGIBILITY. The Committee may grant ISO's to any key employee, including officers who are also employees, of the Company or any of its Affiliates and non-employee Directors as provided in paragraph 9; provided, however, that a person to whom an ISO is granted may not, at the time the ISO is granted, own stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates, as determined in accordance with Section 425(d) of the Code. The foregoing ten percent (10%) limitation shall be inapplicable if, at the time the ISO is granted, the option price is at least one hundred ten percent (110%) of the fair market value of the Common Stock subject to the ISO and the ISO by its terms is not exercisable after the expiration of five (5) years from the date the ISO is granted. The persons to whom ISO's shall be granted shall herein be called "ISO Optionees". The Committee may grant NQSO's to any key employee, including officers who are also employees, of the Company or any of its Affiliates and non-employee Directors. The persons to whom NQSO's will be granted shall herein be called the "NQSO Optionees". NQSO Optionees and ISO Optionees shall herein be referred to collectively as "Optionees".

     6. OPTION PRICE. Except as otherwise provided in this paragraph 6 or paragraph 5 hereof, the purchase price of the Common Stock under each Option shall

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be determined by the Board, but shall not be less than 100% of the fair market value of the Common Stock at the time of the granting of such Option. "Fair market value" shall be deemed to be the mean between the high and low sales price of a share of Common Stock on the New York Stock Exchange on the day on which the Option is granted. Provided, the minimum option price shall be 110% of the fair market value of the Common Stock subject to an ISO if the ISO Optionee, at the time the ISO is granted, would own stock possessing more than 10% of the total combined voting power of the Company or its Affiliates. The aggregate fair market value (determined as of the time the ISO is granted) of the shares of Common Stock with respect to which ISO's are exercisable for the first time by an ISO Optionee during any calendar year (under all such plans of the Company and its Affiliates) shall not exceed One Hundred Thousand Dollars ($100,000.00).

     7. TERM OF OPTIONS; SURRENDER OF OPTIONS. Subject to the provisions of paragraphs 11 and 12, the maximum term of an Option granted hereunder shall be ten years from the date of grant.

     The Board shall be authorized, in its discretion, to permit the surrender of outstanding options in exchange for the grant of new Options or to require the surrender of outstanding options as a condition precedent to the grant of new Options. The number of shares covered by the new Options, the option price, the option period and other terms and conditions of the new Options shall be determined in accordance with the Plan and may be different from the provisions of the surrendered options.

     8. EXERCISE OF OPTIONS. Unless otherwise provided in the option agreement, and except as otherwise provided in the Plan, an Option granted under the Plan shall be exercisable in whole, or in part, at any time during the term of the Option.

     The Board shall be authorized to establish the procedure for the exercise of an Option, provided that the Company shall not be required to deliver certificates for shares with respect to which an Option is exercised until the purchase price of such shares shall have been paid in full. Payment shall be made in cash, or in whole shares of Common Stock already owned by the holder of the Option for a period of at least six months, or partly in cash and partly in such Common Stock. An Option may be exercised by written notice to the Company. Such notice shall state that the holder of the Option elects to exercise the Option, the number of shares on respect of which it is being exercised and the manner of payment for such shares, and shall either (i) be accompanied by payment of the full purchase price of such shares, or (ii) fix a date (not more than ten business days from the date of exercise) for the payment of the full purchase price of such shares. Common Stock payments (valued at the mean between the high and low sales prices of a share of Common Stock on the New York Stock Exchange on the date of exercise) shall be made by delivery of stock certificates in negotiable form. If certificates representing Common Stock are used to pay all or part of the purchase price of an Option, separate certificates shall be delivered by the Company representing the same number of shares as each certificate

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so used, and an additional certificate shall be delivered representing any additional shares to which the holder of the Option is entitled as a result of the exercise of the Option. Except as provided in paragraphs 11 and 12 hereof, no Option may be exercised at any time unless the holder thereof is then an employee of the Company or its Affiliates. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to the Option until such shares shall be transferred to the holder upon the exercise of his or her Option.

     9. GRANT OF OPTION TO NON-EMPLOYEE DIRECTORS. Effective on the date each non-employee Director is first elected by the Board of Directors or at an annual meeting of the Company's shareholders (an "Annual Meeting") to the Board of Directors and thereafter re-elected to the Board of Directors of the Company at an Annual Meeting of the Company's shareholders for a three-year term, such non-employee Director shall automatically be granted a stock option under the Plan covering 5,000 shares of Common Stock. For the purpose of this paragraph 9, a "non-employee Director" is defined as a person who has not been an employee of the Company (or any subsidiary of the Company) for all or any part of the preceding fiscal year. The per share exercise price of such Option shall be equal to the fair market value of the Common Stock (as determined in accordance with paragraph 6) on the date of election or re-election to the Board, as the case may be.

     10. FORM OF OPTION. ISO's granted pursuant to this Plan shall be evidenced by Incentive Stock Option Agreements in such form and on such terms consistent with the provisions of this Plan as the Board shall from time to time adopt and NQSO's granted pursuant to this Plan shall be evidenced by Nonqualified Stock Option Agreements in such form and on such terms consistent with the provisions of this Plan as the Committee shall from time to time adopt.

     11. TERMINATION OF EMPLOYMENT. In the event that an individual to whom an Option has been granted under this Plan ceases to be an employee of the Company or its Affiliates otherwise than by reason of death, such Option may, subject to the provisions of this paragraph 11, be exercised (to the extent of the number of shares purchasable under the Option by the individual upon the termination of his or her employment) at any time (a) within one year after the termination of his or her employment due to his or her "permanent and total disability", as defined in Section 22(e)(3) of the Code (hereinafter "total disability"); (b) within three months after the termination of employment by reason of retirement pursuant to any retirement plan of the Company or its Affiliates ("Retirement"); or (c) within three months after the termination of his or her employment other than as described in the preceding clauses (a) and (b); PROVIDED, however, the option greement may specify a shorter period of time during which the Option may be exercised after a termination of employment as described in the preceding clauses (a), (b) and
(c). Notwithstanding the foregoing, in no event may an Option be exercised after expiration of its stated term. Options granted under the Plan shall not be affected by any change of employment so long as

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the holder continues to be an employee of the Company or its Affiliates.  The option agreement may contain such provisions as the Board may approve with reference to the effect of approved leaves of absence for employees. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or its Affiliates or interfere in any way with the right of the Company or its Affiliates to terminate his or her employment at any time, with or without cause, notwithstanding the possibility that the number of shares purchasable or exercisable by the employee under his or her Option may thereby be reduced or eliminated.

     12. DEATH OF HOLDER OF OPTION. In the event of the death of an individual to whom an Option has been granted under the Plan, such Option (unless the Option shall have been previously terminated pursuant to the provisions of paragraph 11, or, with respect to Options granted to employees, the option agreement provides otherwise) may be exercised (to the extent of the number of shares purchasable by the individual at the time of his or her death) by a legatee or legatees of such individual under his or her last will, or by his or her personal representatives or distributees, at any time within a period of one year (notwithstanding any longer period of time that would otherwise be permitted under paragraph 11) after his or her death, but not after the expiration of the Option's stated term.

     13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Notwithstanding any other provisions of the Plan, option agreements may contain appropriate provisions for the adjustment of the number and class of shares subject to each outstanding Option and the option prices in the event of changes in the outstanding Common Stock of the Company by reason of any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation or liquidation and the like, and, in the event of any such change in the outstanding Common Stock of the Company, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Options may be granted to any individual shall be appropriately adjusted by the Board, whose determination shall be conclusive.

     14. SUBSTITUTED OPTIONS. Anything herein to the contrary notwithstanding, ISO's and NQSO's may, at the discretion of the Board, be granted under the Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its subsidiaries. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board or Committee at the time of grant may deem appropriate (but only to the extent consistent with the requirements of Rule 16b-3 under the Exchange Act) in order to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

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     15.  EFFECT OF CHANGE IN CONTROL.  Notwithstanding any contrary waiting period, installment period or other limitation or restriction in any option agreement or in the Plan, in the event the Company or the stockholders of the Company enter into an agreement not approved by a vote of eighty percent (80%) of the Board of Directors in accordance with Article FIFTEENTH of the Company's Certificate of Incorporation to dispose of all or substantially all of the assets or stock of the Company by means of a sale, reorganization, liquidation or otherwise, an Option shall become immediately exercisable with respect to the full number of shares subject to that Option, notwithstanding the specific terms regarding exercise contained in the instrument or instruments evidencing the granting of such Option, during the period commencing as of the date of such agreement and ending when the disposition of assets or stock contemplated by the agreement is consummated or the agreement is terminated.

     16. TERM OF PLAN; AMENDMENT. This Plan shall become effective upon its adoption by the Board subject to approval within twelve (12) months thereafter by the holders of a majority of all the issued and outstanding capital stock of the Company, voting as a single class and represented at an annual or special meeting of the stockholders of the Company. Notwithstanding the foregoing, Options may be granted by the Committee as provided herein upon adoption of the Plan by the Board, subject to such subsequent stockholder approval. The Board may amend the Plan from time to time in such respects as the Board may deem advisable without the approval of the stockholders of the Company unless such amendment would (a) increase the maximum number of shares of Common Stock as to which ISO's may be granted under the Plan; or (b) change the class of employees eligible to receive ISO's under the Plan; or
(c) disqualify an ISO granted under the Plan from satisfying the requirement for an incentive stock option under the Code, in which case the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware shall be required to approve any amendment to the Plan which would, as determined for purposes of Rule 16b-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (or any successor at the time in effect), (x) materially increase the benefits accruing to participants under the Plan, (y) materially increase the number of shares of Common Stock which may be issued under the Plan, or (z) materially modify the requirements as to eligibility for participation in the Plan. Notwithstanding the foregoing, the Plan provisions shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     17. OPTIONS NOT TRANSFERABLE. Options granted under this Plan may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution and shall not be otherwise assignable by operation of law or subject to execution, attachment or similar process.

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Options may be exercised during the lifetime of an Optionee only by such
Optionee, or his or her attorney-in-fact. Any attempted sale, pledge, assignment, hypothecation or other transfer of an Option contrary to the provisions hereof and the levy of any execution, attachment or similar process upon an Option shall be null and void and without force or effect. No exercise of an Option by an attorney-in-fact or transfer of any Options by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the exercise or transfer and the acceptance by the transferee or transferees of the terms and conditions of the option agreement with respect to such Option.

     18. CONFORMITY WITH INTERNAL REVENUE CODE. ISO's granted under this Plan are intended to satisfy all requirements for incentive stock options under the Code and, notwithstanding any other provision of this Plan, the Plan and all ISO's granted under it shall be so construed and all contrary provisions shall be so limited in scope and effect and, to the extent they cannot be so limited, they shall be void.

     19. TIME OF GRANTING OF OPTIONS. Except in the case of substituted options, the effective date of the granting of an Option (the "Granting Date") shall be the date on which the Board approves the granting of such Option. Each grantee of an Option shall be notified promptly of the grant of the Option and a written option agreement shall promptly be executed and delivered by or on behalf of the Company and the grantee, provided that such grant of an Option shall expire if a written option agreement is not signed by such grantee (or his or her agent or attorney) and delivered to the Company within 60 days after the Granting Date.

     20. WITHHOLDING. The Company's obligation to deliver shares of Common Stock under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

     Applicable federal, state and local tax withholding requirements may be satisfied in whole or in part by an Option holder electing (hereinafter an "Election") any combination of the following: (i) to have the Company withhold, upon exercise of an Option, shares of Common Stock or
(ii) delivering to the Company already owned and unencumbered shares of Common Stock. The aggregate value of the shares of Common Stock that may be withheld or delivered to the Company pursuant to an Election may not exceed the amount required to be withheld. The value of each share withheld or delivered shall be the mean between the high and low sales price of shares of common stock of the New York Stock Exchange on the date that the amount of tax required to be withheld is determined under applicable tax laws (the "Tax Date"). An
Election may only be made prior to the Tax Date and is irrevocable. The Committee may disapprove any Election or may suspend or terminate the right to make Elections. Elections made by Option holders who are subject to Section 16(b) of the Exchange Act are subject to the following additional restrictions:

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          (i)  The Election must be made either six months prior to the Tax
     Date; or, if the Tax Date does not occur until six months after the date of exercise (due to applicable tax rules), the full amount of shares of Common Stock otherwise issuable upon exercise of the nonqualified stock option will be issued and transferred to the Option holder upon exercise, but such option holder shall be unconditionally obligated to tender back to the Company the proper number of shares of Common Stock on the Tax Date to comply with his or her Election, plus cash for any amount required to be withheld and not satisfied by the tender of shares.

          (ii) The Election may not be made for a Tax Date that occurs within six months of the grant of the Option.

     21. SEPARABILITY. If any of the terms or provisions of this Plan conflict with the requirements of Rule 16b-3 under the Exchange Act (as the same may be amended from time to time), then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3 and/or Section 422A of the Code.

     If this Plan does not contain any provisions required to be included hereunder under Section 422A of the Code (as the same shall be amended from time to time), such provisions shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

     22. NON-EXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     23. TERMINATION OF THE PLAN. The Board may terminate the Plan at any time. Any such termination shall not affect any restrictions previously imposed upon the shares of Common Stock issued pursuant to this Plan or upon the Options already granted, and such restrictions and Options shall remain in full force and effect thereafter as if this Plan had not been terminated.

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